Exhibit 10.23
Private and Confidential
Frank Smalla
February 27, 2026
Dear Frank,
This is to document the terms agreed for your commuting arrangement, per the decision in the January 2025 People, Culture and Compensation Committee and replaces the language referencing travel and accommodation in the Employee Benefits section of your offer letter (dated March 2, 2023). The terms below are in effect as of July 1, 2025. Details as follows:
•Wella Company will reimburse you for reasonable commuting costs between [*] and New York. Commuting costs are defined as airfare and transportation to / from the airport to either your home or the Wella NY office, based on the company’s T&E policy and the submission of documentation and receipts.
•Wella Company will reimburse you for lodging during your working time in New York. This can be in the form of rent, at a maximum cost of $6,000 per month on an annual basis (based on the Company’s fiscal year). The Company will not cover the cost of utilities or any other costs that are not included in the rental payment. Alternatively, the Company will pay for your hotel stays in New York, aligned with the Company’s T&E policy. For clarity, the Company will not pay for any food or transportation during your time in New York (except in the case of business events / meals pursuant to the Company’s T&E policy).
•The above commuting and lodging benefits will be treated as fringe benefits and reported on your W-2. The Company will pay a gross-up amount to cover the combined state and federal tax obligations resulting from the fringe benefits.
•As of February 2026, the Company is administering a monthly housing allowance through payroll that covers the $6,270 / month rent at [*] (note: while the monthly payment is above the $6,000 / month mentioned above, with concessions, the total cost of the lease is aligned with the terms set by the PCC), and you are pre-approved for rent of up to $6,500 per month for the [*] lease, with any amount in excess requiring prior written approval. Prior to February 2026, rent payments for [*] were expensed and reimbursed (July 2025 – February 2026). You will notify the Company if your lease at [*] terminates at which time the terms of the letter in the preceding paragraphs will control.
This agreement will be in place for as long as you remain employed by Wella Operations US LLC and are required to work out of the headquarter location in New York. Should the headquarter location or your expected work location change, this agreement will terminate accordingly. This agreement is also in place as long as your primary residence remains in [*]. If you no longer have a home in [*], you must notify the company immediately and this agreement will terminate. Additionally, if you move your primary residence to New York or within 50 miles of New York city, this agreement will terminate immediately.
All other terms of your existing employment with Wella remain unchanged.

/s/ Mallory Martino
Mallory Martino Chief People Officer For and on behalf of Wella US LLC

Signed:	/s/ Frank Smalla
Frank Smalla

Date:	3/1/2026